OCEAN WEST HOLDING CORP.
ANNOUNCES ACQUISITION OF INFOBYPHONE, INC.

Ocean West Holding Corp. (“OHWC”) (OTCBB: OWHC) announced today that it had closed a Securities Exchange Agreement and Plan of Reorganization pursuant to which OWHC acquired all of the issued and outstanding shares of InfoByPhone, Inc. (“IBP”) from the IBP shareholders in exchange for shares of OWHC.

In connection with the closing, all IBP shares exchanged for OWHC shares as well as the OWHC shares to be received by the IBP shareholders are being held in escrow under the condition that if at least $750,000 is not raised by July 15, 2005, the transaction shall be voided.

In connection with the transaction, OWHC spun out its sole operating company, Ocean West Enterprises, canceled its outstanding preferred stock and elected Darryl Cohen as chairman and chief executive officer.

IBP is a communications technology company, dedicated to optimizing the use of mobile cellular devices to improve individual productivity and efficiency, providing users with easier access to information regardless of location through our AskMeNow™ service (the “Service”). The Service is a brand new mobile information content service that provides the answer to virtually any question one can ask from anywhere and at any time. The Service presently enables users of any mobile device with text messaging/SMS or email capability, to call email, or text message (SMS) in questions. The accurate, detailed answer is text messaged or e-mailed back to the consumer’s mobile device, usually within a matter of minutes. Unlike similar existing services, the Service provides users a nearly effortless means to getting one concise answer to almost any question they can ask from anywhere and at anytime.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in general economic conditions in the U.S. and internationally, political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in OWHC’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended September 30, 2004.